Exhibit 14

CODE OF BUSINESS CONDUCT AND ETHICS

(Adopted by the Board of Directors on 12/22/2020)

The Board of Directors of COMSovereign Holding Corp. (with subsidiaries, the “Company”) has adopted this Code of Business Conduct and Ethics (the “Code of Conduct”) to: (1) promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest; (2) promote full, fair, accurate, timely and understandable disclosure; (3) promote compliance with applicable laws and governmental rules and regulations; (4) ensure the protection of the Company’s legitimate business interests, including corporate opportunities, assets and confidential information; and (4) deter wrongdoing.

All directors, officers and employees of the Company are expected to be familiar with this Code and to adhere to those principles and procedures set forth in this Code that apply to them. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules, or regulations, we adhere to these higher standards.

While this Code is designed to provide helpful general principles, it is not intended to address every specific situation. Nevertheless, in every instance, personnel of the Company must act honestly, fairly, and with a view towards “doing the right thing.” Therefore, dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether such conduct is specifically referenced in this Code.

This Code serves as the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

1. Honest and Candid Conduct

Each director, officer and employee owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid.

Each director, officer and employee must:

●	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company’s policies;

●	observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies; and

●	adhere to a high standard of business ethics.

2. Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. For example, a conflict of interest would arise if a director, officer or employee, or a member or his or her family, receives improper personal benefits as a result of his or her position in the Company.

In particular, conflict of interest situations involving directors, officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

●	any significant ownership interest in any customer, supplier or competitor;

●	any consulting or employment relationship with any customer, supplier or competitor;

●	any outstanding loans or guarantees of personal obligations from or to any customer, supplier or competitor of the Company;

●	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

●	the receipt of non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

●	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member; and

●	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

Anything that would present a conflict for a director, officer or employee would likely also present a conflict if it is related to a member of his or her family.

Conflicts of interest are prohibited as a matter of corporate policy, except under guidelines adopted by or as otherwise approved by the Board of Directors or the Audit Committee of the Board of Directors. Conflicts of interest may not always be clear-cut, so if a director, officer or employee has a question, he or she should consult with one of the following: the Chief Executive Officer or the Chief Financial Officer (each a “Senior Officer,” and together, the “Senior Officers”). Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of one of the Senior Officers.

3. Disclosure

Each director, officer or employee involved in the Company’s disclosure process, including the Senior Officers, is required to be familiar with and comply with the Company’s disclosure controls and procedures and internal controls over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company’s public reports and documents filed with the Securities and Exchange Commission (“SEC”) comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in the Company’s disclosure process, including without limitation the Senior Officers, must:

●	familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company;

●	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations;

●	properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others);

●	comply with rules and regulations of federal, state, provincial, local and overseas governments, as well as those of other appropriate private and public regulatory agencies that affect the conduct of the Company’s business and the Company’s financial reporting; and

●	provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the SEC or used in other public communications by the Company.

4. Compliance with Laws

All directors, officers and employees of the Company should respect and comply with all of the laws, rules and regulations of the United States and other countries, and the states, counties, cities and other jurisdictions, in which the Company conducts its business or any other laws, rules and regulations of which are applicable to the Company. Please also refer to “Section XVII Insider Trading” below for a discussion of insider trading prohibitions.

This Code does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors. Please consult with one of the Senior Officers with any specific questions regarding compliance with laws.

5. Research and Development; Regulatory Compliance

The research and development of telecommunication and drone products is subject to a number of legal and regulatory requirements, including standards related to ethical research procedures and proper scientific conduct. We expect employees to comply with all such requirements.

6. Interactions with the Government

In the course of performing their duties for the Company, directors, officers and employees may interact with the United States, state and local governments and the governments of foreign countries. The Company is committed to conducting its business with all governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to communications with governmental bodies that may have regulatory authority over our products and operations, and to communicate regarding government contracts and government transactions. In interactions with the government, directors, officers and employees should:

●	Be forthright and candid at all times. No director, officer or employee should intentionally misstate or omit any material information from any written or oral communication with the government.

●	Ensure that all required written submissions are made to the government and are timely, and that all written submissions, whether voluntary or required, satisfy applicable laws and regulations.

●	Directors, officers and employees should not offer or exchange any gifts, gratuities or favors with, or pay for meals, entertainment, travel or other similar expenses for, government employees.

If a director’s, officer’s or employee’s responsibilities include interacting with the government, he or she is expected to understand and comply with the special laws, rules and regulations that apply to his or her job position as well as with any applicable standard operating procedures that the Company has implemented. If any doubt exists about whether a course of action is lawful, directors, officers and employees should seek advice immediately from a supervisor and a Senior Officer.

Officers and employees with responsibilities in the areas governed by the Communications Act and FCC rules and regulations, commercial drone regulations (Part 107) under the U.S. Federal Aviation Administration (the “FAA”), import and export control, such as the International Traffic in Arms Regulations (“ITAR”) and regulations, and the Foreign Corrupt Practices Act and similar anti-bribery and anti-kickback laws and regulations, are required to understand and comply with these laws and regulations. These officers and employees are expected to have a thorough understanding of the laws, regulations and other relevant standards applicable to their job positions, and to comply with those requirements. Officers and employees should consult any applicable standard operating procedures that the Company has implemented in order to understand and comply with the requirements of applicable laws and regulations. If any doubt exists regarding whether a job position or a particular course of action is governed by these laws and regulations, directors, officers and employees should seek advice immediately from a supervisor and a Senior Officers.

In addition to the above, directors, officers and employees must obtain approval from a Senior Officer for any work activity that requires communication with any member or employee of a legislative body or with any government official or employee. Work activities covered by this policy include meetings with legislators or members of their staffs or with senior executive branch officials on behalf of the Company. Preparation, research and other background activities that are done in support of lobbying type communication are also covered by this policy even if the communication ultimately is not made. If any doubt exists about whether a given work activity would be considered covered by this provision, directors, officers and employees should seek advice immediately from a supervisor and the Senior Officers.

7. Corporate Opportunities

Directors, officers and employees owe a duty to the Company to advance the Company’s business interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, directors, officers and employees are prohibited from using corporate property, information or position for personal gain and from competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Directors, officers and employees who intend to make use of corporate property or services in a manner not solely for the benefit of the Company should consult beforehand with one of the Senior Officers.

8. Confidentiality

In carrying out the Company’s business, directors, officers and employees often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. Directors, officers and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

9. Fair Dealing

The Company does not seek competitive advantages through illegal or unethical business practices. Each director, officer and employee should endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

The Company is committed to dealing with all third parties fairly, honestly and with integrity. Specifically, directors, officers and employees should keep the following guidelines in mind when representing the Company to a third party:

●	Information we supply should be accurate and complete to the best of our knowledge. Directors, officers and employees should never deliberately misrepresent information about our products or the Company;

●	Employees should always be cognizant of the potential confidential nature of the Company’s information and should take appropriate precautions to protect it;

●	Employees should not provide or accept entertainment or other benefits that could be viewed as an inducement to or a reward for purchase decisions. Please see “Gifts and Entertainment” below for additional guidelines in this area; and

●	Directors, officers and employees must handle the nonpublic information of our vendors, suppliers, and others with whom we have a relationship responsibly and in accordance with our agreements with them, including information regarding technology and products.

Relationships with Suppliers

The Company deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service and reputation, among other factors. Directors, officers and employees dealing with suppliers should carefully guard their objectivity. Specifically, no director, officer or employees should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, his or her objective assessment of the supplier’s products and prices. Directors, officers and employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice. Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Directors, officers and employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices.

10. Protection and Proper Use of Company Assets

All directors, officers and employees should protect the Company’s assets and ensure their efficient use. The Company’s assets, including facilities, materials, supplies, time, information, intellectual property, software, and other assets owned or leased by the Company, or that are otherwise in the Company’s possession, may be used only for legitimate business purposes. The obligation to protect the Company’s assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports.

The personal use of the Company’s assets without the Company’s prior approval is prohibited. Theft, carelessness and waste have a direct impact on the Company’s profitability.

11. Record Retention

The records, data and information owned, used and managed by the Company must be accurate and complete.

Each employee, officer and director of the Company is responsible for the integrity of the information, reports, and records under such employee’s control. Records must be maintained in sufficient detail as to reflect accurately the transactions of the Company. Financial statements must always be prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition of the Company.

Each employee, officer and director of the Company is required to cooperate fully with appropriately authorized internal and external investigations. Making false statements to or otherwise misleading internal or external auditors, counsel of the Company, representatives of the Company or regulators can be a criminal act that can result in severe penalties.

Destroying any records that are potentially relevant to a violation of law or any litigation or any pending, threatened, or foreseeable government investigation or proceeding is strictly prohibited.

The Company is committed to accuracy in tax-related records, and to tax reporting in compliance with the overall intent and letter of applicable laws. Tax returns must be filed on a timely basis and taxes due paid on time.

12. Gifts and Entertainment

Gifts may only be accepted from current or prospective customers or suppliers of the Company when permitted under applicable law if they are non-cash gifts of nominal value or customary and reasonable meals and entertainment at which the giver is present, such as the occasional business meal or sporting event. Any gift which appears to be of more than a nominal value must be reported and may be returned to the source. Moreover, no director, officer or employee should ever accept a gift in circumstances in which it could even appear to others that such person’s business judgment has been compromised. Please also refer to “Section XVIII Foreign Corrupt Practices Act” below for a discussion of prohibitions with respect to gifts to foreign officials.

13. Political Contributions and Volunteer Activities

The Company encourages its directors, officers and employees to participate in the political process as individuals and on their own time. However, federal and state contribution and lobbying laws severely limit the contributions the Company can make to political parties or candidates. It is Company policy that Company funds or assets not be used to make a political contribution to any political party or candidate, unless prior approval has been given by a Senior Officer.

The following guidelines are intended to ensure that any volunteer political activity a director, officer or employee pursues complies with this policy:

●	Directors, officers and employees may contribute personal funds to political parties or candidates. The Company will not reimburse persons for personal political contributions.

●	Directors, officers and employees may participate in volunteer political activities during non-work time. Directors, officers and employees may not participate in volunteer political activities during working hours.

●	The Company’s facilities generally may not be used for political activities (including fundraisers or other activities related to running for office). However, the Company may make its facilities available for limited political functions, including speeches by government officials and political candidates, with the approval of a Senior Officer.

●	When a director, officer or employee participates in non-Company political affairs, he or she should be careful to make it clear that his or her views and actions are his or her own, and not made on behalf of the Company. For instance, Company letterhead should not be used to send out personal letters in connection with political activities.

These guidelines are intended to ensure that any political activity a director, officer or employee pursues is done voluntarily and on his or her own resources and time. Directors, officers and employees should contact a Senior Officer if they have any questions about this policy.

14. Compliance with Antitrust Laws

Antitrust laws of the U.S. and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business. Violations of antitrust laws may result in severe penalties against the Company and its employees, including potentially substantial fines and criminal sanctions. Directors, officers and employees are expected to maintain basic familiarity with the antitrust principles applicable to their activities, and should consult a Senior Officer with any questions they may have concerning compliance with these laws. The following is a summary of actions that are violations of applicable antitrust laws:

●	The Company may not agree with its competitors to raise, lower or stabilize prices or any element of price, including discounts and credit terms.

●	The Company may not agree with its competitors to limit its quantity or type of production or restrict the supply of its services.

●	The Company may not agree with its competitors to divide or allocate markets, territories or customers.

●	The Company may not engage in any behavior that can be construed as an attempt to monopolize.

●	The Company may not agree with its competitors to refuse to sell or purchase products or services from third parties. In addition, the Company may not prevent a customer from purchasing or using non-Company products or services.

●	The Company may not require a customer to purchase a product or service that it does not want as a condition to the sale of a different product or service that the customer does wish to purchase.

●	The Company may under some circumstances be prohibited from charging similarly situated customers different prices for the same good or service. Consult with a Senior Officer before undertaking any such pricing programs.

Meetings with Competitors

Directors, officers and employees should exercise caution in meetings with competitors. Any meeting with a competitor may give rise to the appearance of impropriety. As a result, if a director, officer or employee is required to meet with a competitor for any reason, he or she should obtain the prior approval of a Senior Officer. Directors, officers and employees should try to meet with competitors in a closely monitored, controlled environment for a limited period of time. Directors, officers and employees should create and circulate agendas in advance of any such meetings, and the contents of the meeting should be fully documented. Specifically, directors, officers and employees should avoid any communications with a competitor regarding:

●	Prices;

●	Costs;

●	Market share;

●	Allocation of sales territories;

●	Profits and profit margins;

●	Suppliers’ terms and conditions;

●	Product or service offerings;

●	Terms and conditions of sale;

●	Bids for a particular contract or program;

●	Selection, retention or quality of customers;

●	Distribution methods or channels;

●	Marketing strategies;

●	Future development plans or product roadmaps; or

●	Other subjects relating to or affecting the production or sale of products and services to existing or prospective customers.

If a director, officer or employee participates in a meeting with a competitor in which any of the above topics are broached and which were not part of the intended purpose of the meeting, he or she should affirmatively end the discussion, and should state his or her reasons for doing so. During meetings with competitors, directors, officers and employees should avoid sharing or obtaining confidential information from the competitor. Directors, officers and employees should also avoid statements that could be construed as unfair acts such as harassment, threats or interference with the competitors’ existing contractual relationships.

Professional Organizations and Trade Associations

Directors, officers and employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose and are conducted in an open fashion, adhering to a proper agenda. At such meetings, directors, officers and employees should not discuss the restricted topics listed above, the Company’s pricing policies or other competitive terms, plans for new or expanded products, services or facilities, or any other proprietary, competitively sensitive information. Employees are required to notify a supervisor or a Senior Officer prior to attending any meeting of a professional organization or trade association.

15. Insider Trading

Consistent with the laws of the United States and many other countries prohibiting trading in the securities (including equity securities, convertible securities, options, bonds and any stock index containing the security) of any company while in possession of material, nonpublic information (also known as “inside information”), trading of the securities of the Company in such manner is expressly prohibited. Any trading in the Company’s securities must be in accordance with the Company’s Insider Trading Policy adopted by the Board of Directors. A copy of the Insider Trading Policy is available upon request.

16. The Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) outlines very serious provisions against bribery, including the payment, or promise of payment, of anything of value to foreign officials (including any person employed by or representing a foreign government, officials of a foreign political party, officials of public international organizations and candidates for foreign office). The FCPA prohibits the Company and its directors, officers, employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any government official, political party, candidate for political office or official of a public international organization. Stated more concisely, the FCPA prohibits the payment of bribes, kickback or other inducements to foreign officials. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials.

Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Certain small facilitation or “grease” payments to foreign officials may be permissible under the FCPA if customary in the country or locality and intended to secure routine governmental action. Governmental action is “routine” if it is ordinarily and commonly performed by a foreign official and does not involve the exercise of discretion. For instance, “routine” functions would include setting up a telephone line or expediting a shipment through customs. To ensure legal compliance, all facilitation payments, whether or not covered by the FCPA, must receive prior written approval from a Senior Officer and must be clearly and accurately reported as a business expense.

17. Export Laws

In general, anything the Company ships out of the United States must be covered by an export license. There are certain statutory general licenses that allow the Company to export some products without a specific license. Export control regulations are, however, quite complex and differ for companies located in the United States and abroad. If a director, officer or employee has questions regarding import/export laws, he or she should contact a Senior Officer.

18. Environment, Health and Safety

The Company is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which it does business. Directors, officers and employees must comply with all applicable environmental, health and safety laws, regulations and Company standards. It is the responsibility of directors, officers and employees to understand and comply with the laws, regulations and policies that are relevant to their job. Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against directors, officers, employees and/or the Company, as well as disciplinary action by the Company, up to and including termination of employment. Directors, officers and employees should contact a Senior Officer if they have any questions about the laws, regulations and policies that apply to them.

Environment

All directors, officers and employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. Directors, officers and employees have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials.

Health and Safety

The Company is committed not only to comply with all relevant health and safety laws, but also to conduct business in a manner that protects the safety of its employees. All employees and directors are required to comply with all applicable health and safety laws, regulations and policies relevant to their positions. If a director, officer or employee has a concern about unsafe conditions or tasks that may present a risk of injury, he or she should report such concerns immediately to his or her supervisor or the Human Resources Department.

19. Employment Practices

The Company pursues fair employment practices in every aspect of its business. The following is only intended to be a summary of certain of our employment policies and procedures. Officers and employees should consult any policies, including any employee handbook, that the Company has implemented. Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association and privacy. It is the responsibility of directors, officers and employees to understand and comply with the laws, regulations and policies that are relevant to their respective jobs. Failure to comply with labor and employment laws can result in civil and criminal liability against directors, officers, employees and/or the Company, as well as disciplinary action by the Company, up to and including termination of employment. Directors, officers and employees should contact a Senior Officer if they have any questions about the laws, regulations and policies that apply to them.

Harassment and Discrimination

The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law. The Company also prohibits harassment based on these characteristics in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive or racially degrading objects or pictures.

If a director, officer or employee has any complaints about discrimination or harassment, he or she should report such conduct to a supervisor or a Senior Officer. All complaints will be treated with sensitivity and discretion. A supervisor, a Senior Officer and the Company will protect the confidentiality of a person making any complaint to the extent possible, consistent with law and the Company’s need to investigate the matter. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including, termination of employment. The Company strictly prohibits retaliation against an employee who, in good faith, files a complaint.

Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to a Senior Officer immediately.

Alcohol and Drugs

The Company is committed to maintaining a drug-free work place. All Company employees must comply strictly with Company policies regarding the abuse of alcohol and the possession, sale and use of illegal substances. Drinking alcoholic beverages is prohibited while on duty or on the premises of the Company, except at specified Company-sanctioned events or as otherwise authorized by management. Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on the premises of the Company. Likewise, directors, officers and employees are prohibited from performing their duties or reporting for work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol or any illegal drug or controlled substance.

Violence Prevention

The safety and security of Company employees is vitally important. The Company will not tolerate violence or threats of violence in, or related to, the workplace. If a director, officer or employee experiences, witnesses or otherwise becomes aware of a violent or potentially violent situation that occurs on the Company’s property or affects the Company’s business, he or she must immediately report the situation to a supervisor or a Senior Officer.

20. Reporting any Illegal or Unethical Behavior

Employees, officers and directors who are concerned that violations of this Code or that other illegal or unethical conduct by directors, officers and employees of the Company (including, without limitation, insider trading, fraudulent or criminal activity, questionable accounting or auditing practices and misappropriation of corporate funds) has occurred or may occur should either contact their supervisors, managers or the Senior Officers. If they do not believe it appropriate or are not comfortable approaching their supervisors or the Senior Officers about their concerns or complaints, then they may contact the Audit Committee of the Board of Directors. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

The Audit Committee is charged with ensuring that records of complaints and investigations are secure, and to the extent applicable, kept confidential. Access to these records will also be strictly controlled.

If the Audit Committee determines that a violation has occurred, it will inform the Board of Directors. Upon being notified that a violation has occurred, the Board of Directors will take such disciplinary or preventive action as it deems appropriate.

The Audit Committee is responsible for overseeing the receipt, retention and investigation of and response to all complaints. The Audit Committee will determine who should lead the investigation. Investigators may include, but are not limited to, a member of the Audit Committee, the Chief Financial Officer, internal legal counsel, external auditors or external legal counsel. If a third-party investigator is chosen, the Company will provide the Audit Committee with funding to compensate the third-party investigator. The Audit Committee will seek to assure that any third-party investigator is fully independent.

In connection with the investigation of a complaint, the Audit Committee or its investigator may consult with, and obtain the assistance of, any member of management who is not the subject of the complaint. In addition, the Audit Committee may, in its sole discretion, retain independent legal, accounting or other advisors as may be necessary or appropriate.

The investigator may prepare a report of findings and recommendations based on the results of the investigation. Copies of any report will be provided to the Audit committee. If the findings indicate the complaint has validity, the Audit Committee will determine the action required, which could include disciplining the responsible person(s), and/or establishing new processes to prevent further violations. The Audit Committee will discuss the findings with outside counsel to determine whether public disclosure or disclosure to outside agencies and/or reporting to the full Board of Directors, is necessary or appropriate.

Reports can be made, at any time, confidentially and anonymously to the Audit Committee in writing to the Chairman of the Audit Committee at the Company’s principal business address.

21. No Retaliation

No supervisor, officer, director, department head or any other employee with authority to make or materially influence significant personnel decisions shall take or recommend any action that may discharge, demote, suspend, threaten, harass, or in any other manner discriminate against an employee (“Adverse Personnel Action”) in knowing retaliation for disclosing any alleged wrongful conduct to a Senior Officer, supervisor, Audit Committee member, director, the SEC or another regulatory body.

This anti-retaliation policy may not be used as a defense by an employee against whom an Adverse Personnel Action has been taken for legitimate reasons or cause. It shall not be a violation of this policy to take Adverse Personnel Action against an employee whose conduct or performance warrants that action separate and apart from the employee making the disclosure.

An employee’s protection under this policy is in addition to any protections such employee may have pursuant to any applicable federal or state law, and this policy shall not be construed as limiting any such protections.

22. Amendment, Modification and Waiver

The Nominating & Governance Committee shall review and reassess this Code at least annually, and shall propose any revisions to the Board of Directors. This Code may be amended, modified or waived by the Board of Directors, and waivers may also be granted by the Audit Committee or Nominating and Governance Committee as applicable, and subject to the disclosure and other provisions of the Securities Exchange Act of 1934 and the rules thereunder, and the applicable rules of the primary national securities exchange upon which the Company’s common stock is listed.